Exhibit 99.1
Compass, Inc. Provides Board Update and Appoints Technology Executive Sissie Hsiao to Its Board of Directors

New York, NY – October 14, 2026 – Compass, Inc. ("Compass" or the "Company") (NYSE: COMP), today announced the appointment of Sissie Hsiao to its Board of Directors (“Board”).

Ms. Hsiao is a veteran technology executive with more than two decades of experience building and leading consumer technology businesses. During her nearly 20-year tenure at Google, she drove major product innovations, including leading the development of the Gemini app and applying generative AI, natural language, and speech technologies across Google’s consumer products. Previously, she served as Vice President and General Manager of Google’s Display, Video, and App Advertising businesses.

“Sissie joins our Board at a pivotal time where technology is reshaping how our real estate professionals work. Her AI and advertising background is exactly what we were looking for and we welcome her to our Board,” said Robert Reffkin, Founder, Chairman and Chief Executive Officer of Compass.

“Compass has built one of the most recognized collections of brands in real estate and a technology platform that genuinely helps real estate professionals grow their businesses. I’m glad to be joining the Board and looking forward to working with Robert and my fellow directors.” said Ms. Hsiao.

Additionally, effective October 9, 2026, Charles Phillips stepped down from the Board. Mr. Phillips has served as a Director since August 2020 and as Lead Independent Director since February 2021. He also chaired the Nominating and Corporate Governance Committee and served as a member of the Audit Committee. Mr. Phillips resigned from the Board to devote more time to other commitments outside the real estate industry, and his resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

“Charles has been an extraordinary partner to this Board and to me personally. As our Lead Independent Director, he brought the judgment of an operator and the discipline of an investor to every conversation. We thank him for his service and wish him continued success. Frank and Steve know our company well and their continued leadership and deep expertise will serve the Board and our shareholders well.” said Robert Reffkin.

“It’s been an honor to serve as Lead Independent Director on the Compass Board during the Company’s tremendous journey from pre-IPO planning to becoming the largest real estate brokerage in the world. Compass is well positioned to earn strong returns for shareholders by leveraging HOME, the industry’s leading AI platform for real estate professionals and their clients. Robert and his leadership team have done a terrific job building a great company and setting the pace for the industry,” said Mr. Phillips.

Frank Martell succeeds Mr. Phillips as Lead Independent Director. Mr. Martell has served on our Board since November 2021 and is currently the Chairperson of the Audit Committee and a member of the Compensation Committee. He brings more than 30 years of executive leadership experience in single and multifamily real estate, data and analytics as well as scaled technology platforms. Mr. Martell will also continue to serve as President, Chief Executive Officer and a director of SmartRent, Inc.

Steven Sordello succeeds Mr. Phillips as the Chairperson of the Nominating and Corporate Governance Committee. He will also continue to serve on the Audit Committee. Mr. Sordello has served on our Board since November 2020 and is a seasoned public company director well versed in the Company governance practices.

About Compass, Inc.

Compass, Inc. (the “Company”) (NYSE: COMP) is a global real estate services company with a presence in every major U.S. city and approximately 120 countries and territories. Compass, Inc. serves millions of buyers and sellers through a portfolio of some of the most recognized and iconic brands: @properties®, Better Homes and Gardens® Real Estate, CENTURY 21®, Christie's International Real Estate®, Coldwell Banker®, Compass®, Corcoran®, ERA®, and Sotheby's International Realty®. Every day, the Company empowers a global network of more than 300,000 real estate professionals in its owned-brokerage and franchise business to grow and deliver exceptional service to consumers.

The Company empowers real estate professionals to streamline operations and seamlessly guide clients through every phase of residential and commercial transactions, leveraging powerful tools, including its modern technology platform. In addition to brokerage services, Compass, Inc. offers integrated services, such as mortgage, title, insurance, escrow, and relocation.

Investor Contact
Soham Bhonsle
soham.bhonsle@compass.com

Media Contact
Devin Daly Huerta
devin.dalyhuerta@compass.com